 Exhibit (a)(1)(D)
Letter to Brokers and Dealers with respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Preferred Stock Purchase Rights)
of
GENCO SHIPPING & TRADING LIMITED
at
$23.50 Net Per Share (including the Associated Preferred Stock Purchase Right)
by
4 DRAGON MERGER SUB INC.
a direct wholly-owned subsidiary
of
DIANA SHIPPING INC.,
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 2, 2026, UNLESS THE OFFER IS EXTENDED.
May 4, 2026
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged to act as information agent (the “Information Agent”) in connection with the offer of 4 Dragon Merger Sub Inc., a corporation organized under the laws of the Marshall Islands (the “Purchaser”) and a direct wholly-owned subsidiary of Diana Shipping Inc., a corporation organized under the laws of the Marshall Islands (together with its subsidiaries, “Diana”), to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the “Common Shares”), of Genco Shipping & Trading Limited, a corporation organized under the laws of the Marshall Islands (“Genco”) (including the associated preferred stock purchase rights (the “Rights”, and together with the Common Shares, the “Shares”) issued pursuant to the Shareholder Rights Agreement, dated October 1, 2025 (as amended by that First Amendment, dated November 10, 2025, and as it may be further amended or supplemented from time to time, the “Rights Agreement”), by and between Genco and Computershare Inc., as Rights Agent), other than Shares held in treasury by Genco, at $23.50 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 4, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”).
Consummation of the Offer is conditioned, among other things, upon the following conditions: (i) Genco shall have entered into a definitive merger agreement with Diana and the Purchaser substantially in the form of the merger agreement attached to the Offer to Purchase as Annex A (the “Diana/Genco Merger Agreement”), with (A) changes required to reflect a Top-Up Option (as described in the Offer to Purchase), (B) changes required to reflect completion of the Offer followed by a second-step merger under Section 96 of the Marshall Islands Business Corporations Act, (C) disclosure schedules provided by Genco that are reasonably acceptable to us, and (D) any other changes mutually agreed between Diana and Genco (the foregoing, the “Merger Agreement Condition”); (ii) Genco shareholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that, together with the Shares already owned by Diana, constitutes at least a majority of the then-outstanding Shares on a fully diluted basis (which includes all Shares issuable upon the exercise, conversion, exchange or settlement of any options, rights, awards or securities that are exercisable for, settled in or convertible into Shares then outstanding regardless of whether or not then vested, convertible or exercisable); (iii) either (A) the Rights Agreement shall have been validly terminated and all of the Rights shall have been redeemed or (B) the Rights Agreement shall have been otherwise made inapplicable to the Offer, the transactions contemplated by the Diana/Genco Merger Agreement (including the second-step merger), and Diana and its affiliates (the foregoing, the “Poison Pill Removal Condition”); (iv) the Board of Directors of Genco (the “Genco Board”) shall have validly approved the Diana/Genco Merger Agreement and the transactions contemplated by the Diana/Genco Merger Agreement (including the second-step merger) for purposes of Article M of Genco’s Amended and Restated Articles of Incorporation (as amended and in effect, the “Genco Articles of Incorporation”), such that Article M of the Genco Articles of Incorporation would not prohibit, restrict, or apply to the Diana/Genco Merger Agreement or the transactions contemplated by the Diana/Genco Merger Agreement (including the second-step merger) (the foregoing, the “Affiliate Transaction Condition”); (v) any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority required to consummate the Offer and the second-step merger shall have expired or been obtained; (vi) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the Offer or the second-step merger illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the second-step merger; (vii) there shall not have occurred any event, circumstance, change, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the section of the Offer to Purchase entitled “The Offer — Section 14 — Conditions of the Offer”); and (viii) Genco shall not have taken any action or actions that would have constituted a breach in any material respect of the interim operating provisions set forth in Section 6.1 of the Diana/Genco Merger Agreement as if such agreement had been entered into as of the date of the Offer.
THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.
The proposed Diana/Genco Merger Agreement also contains other closing conditions to the Offer. Please see the sections of the Offer to Purchase entitled “The Offer — Section 14 — Conditions of the Offer”, “The Offer — Section 11 — Background of the Offer; Other Transactions with Genco” and “The Offer — Section 12 — Purpose of the Offer and the Merger; Plans for Genco; Statutory Requirements; Approval of the Merger.”
SATISFACTION OF EACH OF THE MERGER AGREEMENT CONDITION, THE POISON PILL REMOVAL CONDITION, AND THE AFFILIATE TRANSACTION CONDITION IS SOLELY WITHIN THE CONTROL OF GENCO AND THE MEMBERS OF THE GENCO BOARD.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
Offer to Purchase, dated May 4, 2026;

2.
Letter of Transmittal, for your use in accepting the Offer and tending Shares and for the information of your clients;

3.
Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.
IRS Form W-9; and

6.
Return envelope addressed to the Depositary

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 2, 2026, UNLESS THE OFFER IS EXTENDED.
Except as set forth in the Offer to Purchase, neither Purchaser nor Diana will pay any fees or commissions to any broker, dealer or other person (other than DNB Carnegie, Inc., in its capacity as the dealer manager for the Offer, the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Diana or the Purchaser will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Any transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
In order to accept the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents required by the Letter of Transmittal, must, in any case, be sent to, and received by, the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase by 5:00 P.M., New York City time, on June 2, 2026, in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.
If holders of Shares wish to tender, but it is impracticable for them to forward their certificates and, if certificates have been issued in respect of the associated Rights prior to the Expiration Date, certificates representing the associated Rights, or other required documents or to complete the procedure for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.
Any inquiries you may have with respect to the Offer should be addressed to the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent at the address or telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,
Okapi Partners LLC
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, DIANA, THE INFORMATION AGENT, THE DEALER MANAGER, OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.